Exhibit 99.1

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
April 25, 2013	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 1st QUARTER 2013 RESULTS OF $1.02 PER SHARE;

EPS IMPROVES 55% OVER 1ST QUARTER 2012

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq:WSFS), the parent company of WSFS Bank, reported net income of $9.7 million, or $1.02 per diluted common share for the first quarter of 2013 compared to net income of $7.6 million, or $0.78 per diluted common share for the fourth quarter of 2012, and net income of $6.4 million, or $0.66 per diluted common share for the first quarter of 2012.

Highlights for the first quarter of 2013:

•

In addition to earnings per share expanding more than 50% year-over-year, return on assets increased to 0.91% and return on tangible common equity increased to 10.94%, each increasing nearly 30% from the most recent quarter levels.

•	Net interest margin improved seven basis points to 3.46% and net interest income continued to expand, reflecting the results of several successful margin improvement initiatives.

•	Fee income increased 8% over the first quarter of 2012 despite decreased securities gains. Investment management and fiduciary revenue increased 23%, or $697,000, from the prior year levels.

•	Commercial loans grew at a 5% annualized rate, led by a 6% growth in commercial and industrial (“C&I”) lending, reflecting continued success in winning good market share.

•

Asset quality metrics showed continued steady improvement, and remain at overall favorable levels. Net charge-offs, nonperforming loans, delinquencies and problem loans (all criticized, classified and nonperforming loans) all improved, while nonperforming assets remained stable.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

Notable items:

•

As a result of continued prudent portfolio management, WSFS realized $1.6 million, or $0.12 per diluted common share (after-tax), in net gains on securities sales, down from $3.6 million, or $0.26 per diluted common share, in the fourth quarter of 2012 and $2.0 million, or $0.15 per diluted common share, in the first quarter 2012.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report another quarter of strong growth in bottom line results. As we exited last year we discussed the significant balance sheet realignment we undertook in 2012 and our focus on optimizing earlier investments in our franchise. This quarter’s improvement demonstrates the early benefits from these efforts.

“Strong commercial lending growth, particularly increases in our C&I portfolio, reflect market share wins. Normalized fee income growth was boosted by outsized year-over-year increases in our wealth management revenues related to successes in penetrating our traditional banking customer base as well as winning referrals from lawyers, investment managers and other centers-of-influence nationwide. New product introductions and additional customers at Cash Connect, our ATM business, drove 8% growth in its normalized revenues.

“This quarter, we also drove improvement in margin and net interest income. Prepayment of FHLB advances and investment portfolio deleverage that began in the fourth quarter, combined with other initiatives, led to a seven basis point improvement in margin and an expansion of net interest income. Continued tactical margin management, improved balance sheet mix, and positive margin trends as we exited the first quarter, bode well for continued improvement in margin in the second quarter.

“Total credit costs also continued to decline in the quarter. While we anticipate unevenness in credit costs, our Asset Strategies, undertaken in the second quarter of 2012 and other credit management efforts, continue to positively impact the quality of our assets and is reflected in lower total credit costs in 2013.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

“We owe these successes to our business model of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners’. Gallup’s Business Journal recently featured WSFS’ culture of engagement (http://businessjournal.gallup.com/WSFS), a testimony to the work our Associates have done in building Customer Advocates for the Company. Engagement of Associates and customers continues to differentiate us, and is the foundation for moving the Company towards our goal of long-term, sustainable high performance.”

First Quarter 2013 Discussion of Financial Results

Net interest margin increase reflects margin improvement initiatives

The net interest margin for the first quarter of 2013 was 3.46%, a seven basis point increase from 3.39% reported for the fourth quarter of 2012. Net interest income for the first quarter was $31.6 million, a slight improvement from the fourth quarter. Compared to the first quarter of 2012, the net interest margin decreased 11 basis points and net interest income decreased $1.0 million.

This linked quarter increase reflects several initiatives undertaken by the Company, including the deleveraging strategy and the prepayment of higher rate Federal Home Loan Bank (“FHLB”) borrowings, the intentional reduction in higher-cost CDs and the stabilization of investment yields. The decrease in margin from the first quarter of 2012 was largely due to the combined impact of $55.0 million of Senior Notes issued in August 2012 to provide for liquidity and capital options at the holding company, and year-over-year reduced yields on the mortgage-backed securities (“MBS”) portfolio.

Customer funding changes reflect temporary trust accounts and margin management

Customer funding decreased to $3.0 billion at March 31, 2013, and included an expected decrease in temporary trust-related money market deposits (net $52.2 million). Excluding the impact of temporary trust accounts in both periods, customer funding decreased $45.6 million, mainly due to the continued purposeful decrease of $48.9 million in higher-costing time deposits. Core deposits are now a full 80% of total customer funding, with almost half of that in no-cost and low-cost demand accounts.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

Customer funding increased $108.2 million, or 4%, over balances at March 31, 2012. This increase was driven by core deposit account balances, which increased $302.8 million, or 14%, partially offset by an intentional, sizable run-off in higher-cost time deposits.

The following table summarizes current customer funding balances and composition compared to prior periods.

(Dollars in thousands)	At March 31, 2013		At December 31, 2012		At March 31, 2012

Noninterest demand	$626,751	21%	$631,026	20%	$542,176	19%
Interest-bearing demand	560,394	18	538,195	17	416,550	14
Savings	401,452	13	389,977	12	400,310	14
Money market	848,967	28	933,901	30	775,729	26

Total core deposits	2,437,564	80	2,493,099	79	2,134,765	73
Customer time	562,289	19	611,223	20	757,639	26

Total customer deposits	2,999,853	99	3,104,322	99	2,892,404	99
Customer sweep accounts	33,895	1	27,218	1	33,113	1

Total customer funding	$3,033,748	100%	$3,131,540	100%	$2,925,517	100%

Loan portfolio growth includes a 6% annualized increase in C&I loans

Total net loans were $2.8 billion at March 31, 2013, an increase of $20.0 million, or 3% annualized, compared to the prior quarter-end, mainly due to a 6%, or $23.9 million, increase in C&I loans. This growth occurred despite typically slower first quarter seasonal loan growth and by a decrease of $7.5 million in residential mortgage and consumer loans.

Net loans increased $24.7 million, compared to March 31, 2012. The year-over-year comparison was muted by the Company’s successful dispositions of a significant amount of problem loans in 2012, including the second quarter Asset Strategies initiative, and a 7% decrease in residential mortgage loans reflecting the Company’s ongoing strategy of selling these loans in the secondary market.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

The following table summarizes current loan balances and composition compared to prior periods.

(Dollars in thousands)	At March 31, 2013		At December 31, 2012		At March 31, 2012
Commercial & industrial	$1,498,515	55%	$1,474,653	54%	$1,485,759	54%
Commercial real estate	628,264	23	625,755	23	617,226	23
Construction	133,032	5	132,879	5	124,183	5

Total commercial loans	2,259,811	83	2,233,287	82	2,227,168	82
Residential mortgage	255,807	9	257,559	9	275,205	10
Consumer	284,047	10	289,750	11	285,461	10
Allowance for loan losses	(42,948)	(2)	(43,922)	(2)	(55,798)	(2)

Net Loans	$2,756,717	100%	$2,736,674	100%	$2,732,036	100%

Continued improvement in credit quality statistics

Credit quality improved during the quarter as charge-offs, nonperforming loans, problem loans and delinquencies all decreased, while total nonperforming assets were essentially flat.

During the first quarter of 2013, net charge-offs improved to $3.2 million, or 0.46% (annualized) of average gross loans, a 40% decrease from $5.4 million, or 0.78% (annualized), reported in the fourth quarter of 2012 and a 42% decrease from $5.5 million, or 0.80% (annualized) in the same quarter of 2012. Net charge-offs during the first quarter were driven primarily by the write-down of one large commercial credit.

Total problem loans (all criticized, classified and nonperforming loans) improved during the quarter to 47.9% of Tier 1 capital plus ALLL compared to 52.5% at December 31, 2012 and 83.3% at March 31, 2012. The Bank’s ratio of classified assets to total Tier 1 capital plus ALLL was 36.8%, flat compared to December 31, 2012 and down significantly from 69.6% at March 31, 2012. These improvements reflect asset dispositions, positive loan risk-rating migration and prudent credit management.

Total loan delinquency decreased to 1.40% as of March 31, 2013 compared to 1.62% as of December 31, 2012. Performing loan delinquencies decreased to only 22 basis points at March 31, 2013 from 40 basis points at December 31, 2012 reflecting a meaningful decline in the early stage (30-89 days past due) delinquency category.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

The following table summarizes current loan portfolio delinquency as a percent of total loans compared to prior periods.

(Dollars in thousands)	At March 31, 2013		At December 31, 2012		At March 31, 2012

Total commercial loans	$1,736	0.08%	$2,817	0.13%	$16,780	0.75%
Residential mortgage	3,532	1.48	6,775	2.78	6,596	2.47
Consumer	795	0.28	1,497	0.52	2,590	0.91

Performing loan delinquency	6,063	0.22	11,089	0.40	25,966	0.93
Nonperforming loan delinquency	33,243	1.18	33,920	1.22	58,197	2.10

Total loan delinquency	$39,306	1.40%	$45,009	1.62%	$84,163	3.03%

Nonperforming assets were essentially flat at $63.0 million at March 31, 2013, compared to $62.5 million at December 31, 2012 and decreased significantly from $89.6 million at March 31, 2012. The ratio of nonperforming assets to total assets was 1.45% at March 31, 2013, compared to 1.43% at December 31, 2012 and 2.07% at March 31, 2012. This small increase from the fourth quarter of 2012 reflected the movement of nonperforming loans to OREO during the quarter, as nonperforming loans decreased by $2.0 million in the quarter.

As a result of continued broad improvement in credit quality, the total provision for loan losses decreased to $2.2 million in the first quarter of 2013 from $3.7 million in the fourth quarter of 2012, and $8.2 million in the first quarter of 2012. Furthermore, total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) decreased meaningfully to $2.3 million from $6.1 million in the fourth quarter of 2012 and $9.2 million in the first quarter of last year.

The allowance for loan losses decreased during the first quarter of 2013 to $42.9 million, as net charge-offs modestly exceeded the provision, given the broad improvement in credit quality. The ratio of the ALLL to total gross loans decreased to 1.54% at March 31, 2013 from 1.58% at December 31, 2012.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Noninterest income growth includes strong gains in investment management and fiduciary revenue

During the first quarter of 2013, the Company earned noninterest income of $18.1 million, compared to $21.2 million in the fourth quarter of 2012. Excluding the net securities gains in both periods, noninterest income decreased $1.1 million. While investment management and fiduciary revenue grew $134,000, and reflected the continued growth in our wealth businesses, this growth was offset by first quarter seasonal declines in deposit service charges and credit/debit card and ATM income.

Noninterest income increased $1.3 million during the first quarter of 2013 from $16.8 million reported during the same period a year ago. Excluding the impact of net securities gains in both periods and the Cash Connect billing change(p), noninterest income increased by $1.1 million, or 7%. Investment management and fiduciary revenue increased $697,000, or 23%, and credit/debit card and ATM fees increased by $246,000, or 5%, over the prior year, reflecting continued momentum in both areas.

Noninterest expenses improve over the prior period

Noninterest expense for the first quarter of 2013 totaled $32.4 million compared to $37.2 million in the fourth quarter of 2012. Excluding the impact of the $3.7 million FHLB prepayment fee in the fourth quarter of 2012, noninterest expenses decreased $1.1 million. This decrease was mainly due to improved loan workout and OREO expenses, which decreased by $1.8 million. This decrease reflects the favorable impact from the Asset Strategies undertaken in 2012, but asset disposition costs can also be uneven from quarter-to-quarter based on disposition activities and results. Salaries, benefits and other compensation costs, which increased $1.8 million from the fourth quarter of 2012, primarily reflects annual salary adjustments, seasonal increases in taxes and other payroll-related costs associated with first quarter incentive payments, as well as higher compensation costs related to stock-based incentives awarded during the first quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Noninterest expense for the first quarter of 2013 increased $1.4 million from the same period of 2012. Excluding the Cash Connect billing change(p), noninterest expenses increased $732,000, or 2%. This was mainly due to an increase of $1.7 million in salaries, benefits and other compensation over the first quarter of 2012. This increase resulted from higher incentive costs related to the improved performance of the Company, as well as the timing of certain stock-based awards, as in 2012 a portion of these awards occurred in the second quarter, while in 2013 all occurred during the first quarter. Partially offsetting this increase was an improvement of $666,000 in loan workout and OREO costs.

Selected Business Segments (included in previous results):

Wealth Management division revenue grew by 22% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $624 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $16.4 billion in assets under administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Cypress, Christiana and WSFS Investment Group to deliver investment management and fiduciary products and services.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Total wealth management fee revenue (investment management and fiduciary revenue plus other noninterest income generated by the segment) was $3.8 million during the first quarter of 2013. This represented an increase of $107,000 compared to the fourth quarter of 2012 and an increase of $689,000, or 22% compared to the first quarter of 2012. Net interest income from this segment (mainly in Private Banking) was relatively flat at $2.7 million for the first quarter of 2013, compared to $2.6 million for the fourth quarter of 2012 and $2.7 million for the first quarter of 2012. Noninterest expense (including intercompany allocations of expense and provision for loan losses) was $4.1 million during the quarter compared to $3.4 million during the fourth quarter of 2012 and $4.2 million during the first quarter of 2012. Pre-tax income for this business segment for the first quarter of 2013 was $2.5 million compared to $2.9 million in the fourth quarter 2012 and $1.7 million (up 46%) in the first quarter 2012.

Cash Connect continues to grow its ATM network while expanding cash management offerings

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. It services over $520 million in vault cash in more than 14,000 non-bank ATMs nationwide and operates nearly 450 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $4.9 million in net revenue (fee income less funding costs) during the first quarter of 2013. This represented a seasonal decrease of $490,000 compared to the fourth quarter of 2012 and an increase of $943,000 compared to the first quarter of 2012. Noninterest expenses (including intercompany allocations of expense) were $3.5 million during the first quarter of 2013, an increase of $113,000 compared to the fourth quarter of 2012, and an increase of $1.0 million from the first quarter of 2012. The year-over-year increase in both noninterest income and expenses was largely due to the Cash Connect billing change in the fourth quarter of 2012(p). As a result, Cash Connect® reported pre-tax income of $1.3 million for the first quarter of 2013, compared to $1.9 million in the fourth quarter of 2012, and $1.4 million in the first quarter of 2012.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Income taxes

The Company recorded a $5.3 million income tax provision in the first quarter of 2013 compared to $4.3 million in the fourth quarter of 2012 and $3.6 million in the first quarter of 2012. The Company’s effective tax rate for the first quarter of 2013 was 35%; the effective tax rate during the fourth quarter of 2012 was 36%; and the effective tax rate during the first quarter of 2012 was 36%.

Capital management

The Company increased stockholders’ equity by $3.2 million to $424.3 million at March 31, 2013, as earnings from the first quarter of 2013 were partially offset by dividends and a decrease in the unrealized gains in the investment portfolio.

Tangible common book value per share was $38.51 at March 31, 2013, a $0.30 increase from $38.21 reported at December 31, 2012. The Company’s tangible common equity to asset ratio increased twelve basis points to 7.84%.

At March 31, 2013, the Bank’s Tier 1 leverage ratio of 10.12%, Tier 1 risk-based ratio of 13.27% and total risk-based capital ratio of 14.52% all improved from the period and all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks. Over $61.0 million in cash remains at the holding company as of March 31, 2013 to support the parent company’s cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share. This dividend will be paid on May 24, 2013, to shareholders of record as of May 10, 2013.

First quarter 2013 earnings release conference call

Management will conduct a conference call to review first quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, April 26, 2013. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the conference call, until May 2, 2013, by calling 1-855-859-2056 and using Conference ID 41559636.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.4 billion in assets on its balance sheet and $17.0 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (42), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect®. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2012 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Interest income:
Interest and fees on loans	$31,452	$32,341	$33,395
Interest on mortgage-backed securities	3,729	4,238	5,718
Interest and dividends on investment securities	385	174	101
Other interest income	25	34	9

	35,591	36,787	39,223

Interest expense:
Interest on deposits	2,019	2,449	4,015
Interest on Federal Home Loan Bank advances	443	1,267	1,937
Interest on trust preferred borrowings	329	366	375
Interest on Senior Debt	943	943	—
Interest on other borrowings	277	264	366

	4,011	5,289	6,693

Net interest income	31,580	31,498	32,530
Provision for loan losses	2,231	3,674	8,245

Net interest income after provision for loan losses	29,349	27,824	24,285

Noninterest income:
Credit/debit card and ATM income	5,668	5,904	5,422
Deposit service charges	4,014	4,460	4,014
Investment management and fiduciary revenue	3,728	3,594	3,031
Securities gains, net	1,644	3,628	2,036
Mortgage banking activities, net	737	964	516
Loan fee income	495	537	610
Bank-owned life insurance income	40	97	185
Other income	1,748	2,011	944

	18,074	21,195	16,758

Noninterest expense:
Salaries, benefits and other compensation	17,983	16,207	16,235
Occupancy expense	3,383	3,384	3,048
Equipment expense	1,829	1,760	1,667
Data processing and operations expense	1,349	1,391	1,322
FDIC expenses	1,166	1,396	1,437
Professional fees	947	1,192	1,164
Marketing expense	517	680	779
Loan workout and OREO expense	170	1,953	836
Debt extinguishment	—	3,662	—
Other operating expenses	5,026	5,561	4,501

	32,370	37,186	30,989

Income before taxes	15,053	11,833	10,054
Income tax provision	5,313	4,275	3,610

Net income	9,740	7,558	6,444
Dividends on preferred stock and accretion of discount	692	693	692

Net income allocable to common stockholders	$9,048	$6,865	$5,752

Diluted earnings per common share:
Net income allocable to common stockholders	$1.02	$0.78	$0.66

Weighted average common shares outstanding for diluted EPS	8,873,170	8,823,702	8,760,397

Performance Ratios:
Return on average assets (a)	0.91%	0.70%	0.61%
Return on average equity (a)	9.19	7.18	6.47
Return on tangible common equity (a)	10.94	8.48	7.71
Net interest margin (a)(b)	3.46	3.39	3.57
Efficiency ratio (c)	65.04	70.46	62.43
Noninterest income as a percentage of total net revenue (b)	36.32	40.16	33.76

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Assets:
Cash and due from banks	$75,379	$93,629	$67,517
Cash in non-owned ATMs	454,955	406,627	391,939
Investment securities (d)(e)	70,076	49,746	48,054
Other investments	31,804	31,796	34,207
Mortgage-backed securities (d)	771,855	870,342	855,276
Net loans (f)(g)(m)	2,756,717	2,736,674	2,732,036
Bank owned life insurance	62,955	62,915	63,577
Other assets	130,902	123,419	134,548

Total assets	$4,354,643	$4,375,148	$4,327,154

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$626,751	$631,026	$542,176
Interest-bearing deposits	2,373,102	2,473,296	2,350,228

Total customer deposits	2,999,853	3,104,322	2,892,404
Brokered deposits	188,666	170,641	297,104

Total deposits	3,188,519	3,274,963	3,189,508

Federal Home Loan Bank advances	455,262	376,310	527,973
Other borrowings	250,906	260,956	175,124
Other liabilities	35,687	41,865	38,011

Total liabilities	3,930,374	3,954,094	3,930,616

Stockholders’ equity	424,269	421,054	396,538

Total liabilities and stockholders’ equity	$4,354,643	$4,375,148	$4,327,154

Capital Ratios:
Equity to asset ratio	9.74%	9.62%	9.16%
Tangible equity to asset ratio	9.05	8.93	8.44
Tangible common equity to asset ratio	7.84	7.72	7.22
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	10.12	9.83	9.34
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	13.27	13.04	12.31
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	14.52	14.29	13.57
Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$45,721	$47,760	$74,065
Troubled debt restructuring (accruing)	10,776	10,093	8,837
Assets acquired through foreclosure	6,522	4,622	6,708

Total nonperforming assets	$63,019	$62,475	$89,610

Past due loans (i)	$400	$786	$964

Allowance for loan losses	$42,948	$43,922	$55,798

Ratio of nonperforming assets to total assets	1.45%	1.43%	2.07%
Ratio of allowance for loan losses to total gross loans (j)	1.54	1.58	2.01
Ratio of allowance for loan losses to nonaccruing loans	94	92	75
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.46	0.78	0.80

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	Mar 31, 2013			Dec 31, 2012			Mar 31, 2012
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$761,508	$8,927	4.69%	$747,102	$9,391	5.03%	$739,158	$8,931	4.83%
Residential real estate loans (m)	260,329	2,627	4.04	264,867	2,812	4.25	279,480	3,199	4.58
Commercial loans	1,489,004	16,550	4.47	1,455,335	16,720	4.51	1,468,048	17,775	4.88
Consumer loans	284,177	3,348	4.78	285,399	3,418	4.76	289,230	3,490	4.85

Total loans (m)	2,795,018	31,452	4.51	2,752,703	32,341	4.71	2,775,916	33,395	4.86
Mortgage-backed securities (d)	785,234	3,729	1.90	894,089	4,238	1.90	826,088	5,718	2.77
Investment securities (d)(e)	55,616	385	2.98	52,798	174	1.43	47,276	101	0.96
Other interest-earning assets (n)	31,489	25	0.32	30,854	34	0.44	35,290	9	0.10

Total interest-earning assets	3,667,357	35,591	3.89	3,730,444	36,787	3.95	3,684,570	39,223	4.30

Allowance for loan losses	(44,489)			(46,533)			(53,776)
Cash and due from banks	76,363			72,612			68,354
Cash in non-owned ATMs	404,821			382,291			361,508
Bank owned life insurance	62,931			62,851			63,458
Other noninterest-earning assets	117,334			113,988			127,835

Total assets	$4,284,317			$4,315,653			$4,251,949

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$525,002	$120	0.09%	$461,841	$89	0.08%	$379,315	$60	0.06%
Money market	781,870	335	0.17	791,411	402	0.20	768,666	519	0.27
Savings	396,584	60	0.06	387,959	71	0.07	383,294	173	0.18
Customer time deposits	588,571	1,341	0.92	650,006	1,643	1.01	763,802	2,984	1.57

Total interest-bearing customer deposits	2,292,027	1,856	0.33	2,291,217	2,205	0.38	2,295,077	3,736	0.65
Brokered deposits	177,746	163	0.37	229,515	244	0.42	270,814	279	0.41

Total interest-bearing deposits	2,469,773	2,019	0.33	2,520,732	2,449	0.39	2,565,891	4,015	0.63

FHLB of Pittsburgh advances	475,685	443	0.37	466,175	1,267	1.06	530,518	1,937	1.44
Trust preferred borrowings	67,011	329	1.96	67,011	366	2.14	67,011	375	2.21
Senior Debt	55,000	943	6.86	55,000	943	6.71	—	—	—
Other borrowed funds	151,216	277	0.73	131,303	264	0.80	136,480	366	1.07

Total interest-bearing liabilities	3,218,685	4,011	0.50	3,240,221	5,289	0.65	3,299,900	6,693	0.81

Noninterest-bearing demand deposits	610,947			620,320			520,044
Other noninterest-bearing liabilities	30,595			33,993			33,571
Stockholders’ equity	424,090			421,119			398,434

Total liabilities and stockholders’ equity	$4,284,317			$4,315,653			$4,251,949

Excess of interest-earning assets over interest-bearing liabilities	$448,672			$490,223			$384,670

Net interest and dividend income		$31,580			$31,498			$32,530

Interest rate spread			3.39%			3.30%			3.49%

Net interest margin			3.46%			3.39%			3.57%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Stock Information:
Market price of common stock:
High	$49.28	$43.99	$43.74
Low	43.75	41.12	36.02
Close	48.64	42.25	41.00
Book value per common share	48.25	47.99	45.55
Tangible book value per common share	44.48	44.19	41.64
Tangible common book value per common share	38.51	38.21	35.62
Number of common shares outstanding (000s)	8,793	8,773	8,705
Other Financial Data:
One-year repricing gap to total assets (l)	0.19%	(1.02)%	(0.04)%
Weighted average duration of the MBS portfolio	4.9 years	5.0 years	3.3 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$7,569	$13,415	$10,728
Number of Associates (FTEs) (o)	771	763	758
Number of offices (branches, LPO’s and operations centers)	51	51	49
Number of WSFS owned ATMs	449	440	410

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Nonperforming loans are included in average balance computations.
(l)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(m)	Includes loans held-for-sale.
(n)	The FHLB of Pittsburgh has suspended dividend payments from December 31, 2008 until February 22, 2012.
(o)	Includes summer Associates, when applicable.
(p)	A change in the method of billing for armored car services by the Company’s Cash Connect division caused revenues and expenses for these services to be reported separately rather than netted together in the Company’s Statement of operations, beginning in the fourth quarter 2012. The impact will be ongoing and resulted in an increase of $649,000 in both noninterest income (other income) and noninterest expenses (other operating expenses) during the first quarter of 2013 and $660,000 for the fourth quarter of 2012.